Exhibit 5.1

July 24, 2024

Helius Medical Technologies, Inc. 642 Newtown Yardley Road, Suite 100 Newtown, Pennsylvania 18940

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an increase of 1,826,909 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to awards under the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”) and (ii) an increase of 150,000 shares of Common Stock to be reserved under the Helius Medical Technologies, Inc. 2021 Inducement Plan (together with the 2022 Plan, the “Plans”).

Our opinions herein are limited solely to the matters set forth herein. The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, we have (i) limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and (ii) not reviewed case law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. It is understood that this opinion letter is to be used only in connection with the offer sale of the Common Stock while the Registration Statement is effective under the Securities Act.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued, delivered and sold by the Company in accordance with the Plans, as applicable, and the awards thereunder, the Registration Statement and the related prospectuses, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

July 24, 2024

Very truly yours,

/s/ Honigman LLP
HONIGMAN LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402